April 17, 2013

Qi Long Chen

Hong Kong Baoying Investment Holdings Limited

Suite 3711-12, Office Tower Langham Place,8 Argyle Street

Mongkok, Kowloon, Hong Kong

Tel:(852) 2117-0478 Fax: (852)2117-9609

Mr. Chen,

This is to advise you that the Strategic Joint Venture Agreement (the “Agreement”) between E-World USA Holding, Inc. and Hong Kong Baoying Investment Holdings Limited, dated and signed on August 6, 2012, is formally terminated.

Paragraph 3 of the Agreement provides as follows: Party B is responsible for investment. First investment will occur 10 days after signing of this contract of US$5 million to be wired to Party A’s Hong Kong or USA bank account.

As you know, no such payment was received within 10 days of the signing of the Agreement and in fact no such payment has been received to date.

On September 7, 2012, we wrote you as follows: If your company is unable to fulfil the contract, please cancel it and inform us — as early as possible.

The next day you replied: [W]e are temporarily unable to make fund available for that plant. We can, however, continue to negotiate with you when the conditions are met.

We have heard nothing further from you in this regard and given the passage of time and your continued breach of the terms of the Agreement without any further attempt at negotiations on your part, you have abandoned the Agreement of which you are in breach and the Agreement is formally terminated as of the date of this letter.

Regards,

Dinghua Wang

CEO and President

E-WORLD USA HOLDING, INC.